Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endeavour International Corporation:
We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-118503, 333-124145, 133-130515, 333-132684, 333-139304) and Forms S-8 (Nos. 333-119577, 333-128692) of Endeavour International Corporation of our reports dated March 13, 2007, with respect to the consolidated balance sheets of Endeavour International Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Endeavour International Corporation.
Our report dated March 13, 2007 on management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting as of December 31, 2006 contains an explanatory paragraph that states Endeavour International Corporation acquired Talisman Expro Limited during 2006, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, Talisman Expro Limited’s internal control over financial reporting associated with total assets of $377.1 million and total revenues of $24.8 million included in the consolidated financial statements of Endeavour International Corporation as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of Endeavour International Corporation also excluded an evaluation of the internal control over financial reporting of Talisman Expro Limited.
KPMG LLP
Houston, Texas
March 13, 2007